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Exhibit 99.2

October 4, 2003

Independent Directors
UGC Europe, Inc.
Amsterdam, Netherlands

Gentlemen:

We plan to announce on Monday, October 6, an offer to acquire all shares of UGC Europe that are not owned by us in exchange for 9.0 shares of our Class A common stock for each share of UGC Europe common stock. Based on the closing price of United common stock on October 3, 2003, the offer represents a 9.8% premium to the closing price of UGC Europe stock on that date. The offer is subject only to customary conditions, including the conditions discussed below, and will be made in accordance with the rules of the Securities and Exchange Commission (the SEC).

We are making the offer directly to holders of UGC Europe common stock. We believe that they will find the offer beneficial when they consider the factors that we describe in this letter and the prospectus that we will file with the SEC on the date of announcement.

Having UGC Europe as our wholly-owned subsidiary will facilitate capital raising and funding of UGC Europe by us. Because UGC Europe is a significant part of our assets, holders of UGC Europe stock will continue to benefit from its growth as stockholders of UnitedGlobalCom. If the exchange offer and merger described below are successful, stockholders of both our companies will have a larger public float, and, we believe, a more liquid security than UGC Europe holders have now.

We have included a non-waivable condition in the offer that precludes us from closing the exchange offer unless at least a majority of the UGC Europe shares not owned by us and our affiliates accept our exchange offer. If we acquire enough shares so that we own 90% of the outstanding shares following the offer, we intend to complete promptly a short form merger on the same terms as our exchange offer so that UGC Europe will become our wholly owned subsidiary. Stockholders who do not want our shares in the merger may exercise dissenter's rights.

Delaware law does not require that we negotiate with the UGC Europe board or reach any agreement with the board concerning the offer; however, under the federal securities laws the UGC Europe board will be required to consider the offer and communicate with the UGC Europe stockholders concerning it. Our directors and officers who sit on UGC Europe's board will act in favor of establishing a special committee of the UGC Europe board authorized to take the actions required by such federal securities laws.

A copy of our press release announcing the offer is attached to this letter.

Sincerely,

/s/  GENE W. SCHNEIDER
Gene W. Schneider,
Chairman and Chief Executive Officer

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  Exhibit 99.2